As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-176775

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 11

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland 21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Choate, Esq.	Robert H. Baum
Proskauer Rose LLP	Executive Vice President and
Three First National Plaza	General Counsel
70 West Madison	The Inland Real Estate Group, Inc.
Suite 3800	2901 Butterfield Road
Chicago, Illinois 60602-4342	Oak Brook, Illinois 60523
(312) 962-3567	(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 11 to Form S-11 Registration Statement (Registration No. 333-176775) is being filed to deregister all of the shares of common stock that were registered but unsold under the Registration Statement that have not otherwise previously been deregistered.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)
This Post-Effective Amendment No. 11 to Form S-11 Registration Statement (Registration No. 333-176775) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Initial Public Offering and Deregistration of Shares of Common Stock

Inland Real Estate Income Trust, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Registration No. 333-176775) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 18, 2012, pursuant to which the Registrant registered 180,000,000 shares of common stock for sale in its initial public offering (the “Offering”).  Of the 180,000,000 shares registered, 150,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share and 30,000,000 shares were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Offering (the “DRP”), for an aggregate Offering amount of $1,785,000,000.

The Registrant terminated the Offering effective as of the close of business on October 16, 2015.  As of the close of business on October 16, 2015, the Registrant had sold a total of 83,835,055 shares in the “best efforts” public offering and a total of 2,326,376 shares pursuant to the DRP.  Thus, at the completion of the Offering, there remained unsold a total of 93,838,569 shares of common stock, which consisted of 66,164,945 shares that remained unsold in the “best efforts” public offering and 27,673,624 shares that remained unsold pursuant to the DRP. Of the 93,838,569 shares of common stock that remained unsold in the Offering, 25,000,000 shares were deemed deregistered when the Registrant used the registration fee it had paid with respect to unsold shares to offset the entire registration fee due under the Registrant’s registration statement on Form S-3 (File No. 333-207519), filed with the Securities and Exchange Commission on October 19, 2015, registering 25,000,000 shares of common stock for a maximum aggregate offering price of $237,500,000. By filing this post-effective amendment, the Registrant hereby deregisters all of the shares of common stock that were registered but unsold under the Registration Statement that have not otherwise previously been deregistered by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 9th day of December, 2015.

INLAND REAL ESTATE INCOME TRUST, INC.

By:	/s/ JoAnn M. McGuinness
Name:	JoAnn M. McGuinness
Its:	President and principal executive officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Daniel L. Goodwin	Director and Chairman of the Board	December 9, 2015
Name:	Daniel L. Goodwin

By:	*	Director	December 9, 2015
Name:	Lee A. Daniels

By:	*	Director	December 9, 2015
Name:	Stephen Davis

By:	*	Director	December 9, 2015
Name:	Gwen Henry

By:	*	Director	December 9, 2015
Name:	Bernard J. Michael

By:	/s/ Mitchell A. Sabshon	Director and Chief Executive Officer	December 9, 2015
Name:	Mitchell A. Sabshon

By:	/s/ JoAnn M. McGuinness	Director, President and Chief Operating Officer (principal executive officer)	December 9, 2015
Name:	JoAnn M. McGuinness

By:	/s/ Catherine L. Lynch	Chief Financial Officer (co-principal financial officer)	December 9, 2015
Name:	Catherine L. Lynch

By:	/s/ David Z. Lichterman	Vice President, Treasurer and Chief Accounting Officer (co-principal financial officer and principal accounting officer)	December 9, 2015
Name:	David Z. Lichterman

*	/s/ Roberta S. Matlin		December 9, 2015
Roberta S. Matlin, Attorney-in-fact

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